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Advocat Inc.

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On May 7, 2009, Advocat Inc. (the “Company”) held a conference call regarding its first quarter results. The following is a copy of the script from that conference call.
Advocat Inc.
Conference Call — 2009 Results
May 7, 2009
Operator:
Good Morning and welcome to the Advocat First Quarter Conference Call. Today’s call is being recorded.
I would like to remind everyone that in addition to historical information, certain comments made during this conference call will be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this report. Actual results could differ materially from those contemplated by the forward-looking statements made in this conference call. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the Paris, Texas replacement facility or the new facility contemplated in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as in other filings with the Securities and Exchange Commission, which you are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. We cannot guarantee any future operating results, activity or performance or achievement.

I would now like to turn the call over to Will Council, the President and Chief Executive Officer.
Will Council:
Good Morning. Thank you [operator].
Yesterday, we issued a press release announcing first quarter 2009 results and filed our quarterly report on Form 10-Q. I am pleased with our performance in the first quarter especially because we generated $4.0 million in funds from operations, compared to $3.2 million in the prior fourth quarter, despite having 2 fewer work days. We continue to struggle with the difficult economy, which is applying downward pressure on our census. I believe that people are delaying optional surgeries, which applies a negative pressure on our Medicare census. In addition, I believe families are trying very hard to keep their loved ones in their home or other less expensive environment — this despite the risks that come with that decision.
We continued to build upon the improved performance started in the fourth quarter 2008. It is important to note that the Renovation Program is providing positive results and a solid return on our investment.
In addition, as Glynn will discuss in more detail, we have agreed to the settlement of our dispute with CMS over old cost report liabilities for one of the buildings we acquired in 2007. The settlement was for a reasonable amount and removes the uncertainty of the liability. The settlement resulted in positive adjustment of our first quarter pre-tax income of $549,000.
The significant operating and financial metrics for Advocat in the first quarter of 2009 include:
•	Revenues increased 3.2% to $73.8 million compared to the first quarter of 2008, and 4.4% after adjusting 2008 for the extra day of leap year.

•	Our average Medicare rate was 4.6% higher in 2009 than last year during the same quarter.

•	Funds from operations were $4.0 million in 2009 compared to $4.3 million in 2008. This is significant because we were able to achieve this result even though our payments for professional liability claims were $2.1 million in the first quarter of 2009 compared to $200,000 in same quarter last year.

•	Occupancy improved to 75.9% in 2009, compared to 75.1% in the first quarter of 2008.
Comparing our first quarter 2009 results to the fourth quarter last year, the highlights include:
•	Revenue increased approximately 1.5% after adjusting 2008 by $1.6 million for two extra days in the calendar quarter.

•	Occupancy was 75.9% in 2009, compared to 76.0% in 2008.

•	Total Medicare census improved to 13.4% of total census in 2009, compared to 12.9% in 2008.

•	First quarter expenses included an additional $600,000 in payroll related taxes compared to the fourth quarter of 2008.
The positive comparisons in sequential quarters are noteworthy because we believe that our efforts to improve operating results in the first quarter of 2009 and the fourth quarter of 2008 may have been somewhat offset by the impact of the economic downturn.
At this point I would like to turn the discussion over to Glynn Riddle, our CFO, to review the 2009 financial results.
Glynn Riddle:
Thank you, Will.
I will explain specific points of our report rather than repeating all the figures in the news release.
In May, we reached an agreement with CMS to settle certain pre-acquisition cost report obligations of one of the homes we acquired in Texas in 2007. We had accrued approximately $1 million for this potential liability and defense costs in 2008. The settlement payment to CMS total approximately $300,000, with related legal and other costs totaling an additional $200,000, including amounts expended to date. The difference between these costs and the original accrual, $549,000, has been recorded as Other Income in the first quarter of 2009.
I’d like to point out that our average merit increases for operating personnel were approximately 3.1% in 2009. Over the last several quarters, we have seen average increases of 4% or more, and the lower increase this quarter is due in part to implementing wage policy changes for lower increases beginning January 2009.
It is always important to review professional liability which in 2009 was an expense of $3.2 million, compared to a benefit of approximately $1.0 million in 2008, an increase in expense of $4.2 million. The benefit in 2008 was the result of reductions in the accrual for prior year claims. During the twelve months ended March 31, 2009, professional liability expense totaled approximately $5.9 million. Our cash expenditures for professional liability costs were approximately $2.1 million for the first quarter of 2009, compared to approximately $0.2 million in 2008. The increase in cash expenditures results from professional liability settlements in 2008. The professional liability cash expenditures fluctuate from year to year and from quarter to quarter.
Funds Provided from Operations, or Cash Flow:
We believe this is a valuable concept for following the Company’s performance. It shows cash provided from operations. It eliminates the effect of actuarial assumptions and reflects the actual cash effect of professional liability expense. It also excludes non-cash charges related to stock-based compensation and the effect of noncash deferred income taxes. The computation of Funds from Operations is summarized in our press release.
Funds from Operations decreased to $4.0 million in 2009, compared to $4.3 million for 2008, primarily due to increased cash payments for professional liability costs. Cash payments for professional liability costs were $2.1 million in 2009 compared to $200,000 in 2008, an increase of $1.9 million, due to settlements made during 2008.
Comparing the first quarter with the fourth quarter of 2008, funds from operations improved to $4.0 million compared to $3.2 million. This $800,000 increase is due primarily to a decrease in cash payments for professional liability costs.
Looking at the balance sheet,
Our cash balance was $8.4 million at March 31, 2009 compared to $7.6 million at December 31, 2008. Accounts Receivable attributable to patient services at March 31, 2009 was $28.4 million compared to $27.0 million December 31, 2008. Texas Medicaid payments have been delayed due to changes in state processing related to a change in Texas Medicaid to a RUG based system during 2008, resulting in an increase in receivables of approximately $1.3 million and $1.0 million as of March 31, 2009 and December 31, 2008, respectively. In addition, accounts receivable for Tennessee Medicaid increased approximately $0.3 million as part of a phased in delay in the payment cycle that will take place from November 2008 to September 2009.
As to the liquidity outlook, our debt repayments are expected to be approximately $2.5 million in 2009 and capital investments funded through cash flow are expected range from $4 million to $5 million. These capital investments are the approximate level of routine capital spending that we believe needs to be made annually to maintain our nursing centers. We also expect to make additional facility renovations utilizing the newly announced funding from Omega. We would expect to utilize the $5 million during the next 2 years.
Our revolving line of credit has a maturity date in the summer of 2010 and our other debt agreements mature in 2011 and 2012. We will begin discussions soon with our working capital lender and will also pursue other alternatives. Currently, no amounts are outstanding on the revolving line of credit.
At this time, I will turn the call back to Will.
Will Council:
Thanks Glynn.
As we continue 2009, key initiatives include:
•	Continuing the facility renovation projects

•	Continuing to Improve our Quality Census, including increased Medicare patient days

•	Continuing to Improve our patient acuity mix

•	Cost containment

•	Pursuit of acquisitions and other strategic growth opportunities

•	Implementing strategies intended to achieve a long-term reduction in professional liability exposure.
With respect to our facility improvement projects, our Quarterly press release and filings provide details on the improvement projects. For the most part, these projects have performed as expected. We completed 2 projects during the fourth quarter 2008 that have shown signs of success during the first quarter of 2009. We also completed a project during the first quarter of 2009 and celebrated a grand opening in April.
We have made significant capital investments in renovation projects over the last several years, both with capital secured from our landlord or mortgage holder and our own cash resources. We evaluate these projects based on expected ROI. We tend to focus on projects that will return in excess of 25% ROI on invested capital. I’m pleased to share with you that our average ROI on projects completed to date is 34%, which demonstrates the success of these projects.
We have other projects on the drawing board and we expect to select and begin additional projects during the second quarter. Our renovation projects have been partially funded by $10.0 million financed through Omega. The amounts financed by Omega have resulted in increased rent and are not reflected as capital expenditures. In May 2009, Omega agreed to provide an additional $5.0 million to fund renovations to nursing centers we lease from them under the same terms as the original $10.0 million funding commitment.
At this time, I would like to talk about the
Performance of our Texas facilities:
We have worked hard to improve the operations of the Texas facilities. We are not yet where we would like to be, but continue to execute the action plans that were developed mid-summer. We had a modest Medicaid rate increase effective September 1 and have also increased our Medicaid rates with higher RUG scores.
We believe our action plans are working and that those plans will result in additional improvement. In addition, we just celebrated the grand opening of our renovated nursing center in Ft. Worth — we expect that renovation to generate increased census.
At this time, I would like to talk about
Acquisition and Development Activities:
As discussed in prior quarters, we are building a replacement facility in Paris, Texas. Construction is underway and currently on schedule for a completion in the third quarter of 2009.

With respect to our
West Virginia Facility Acquisition
We are in the final stages of finalizing closing agreements and expect to complete the acquisition of these assets and arrange financing for the construction of a new 90 bed replacement facility in 2009. The existing facility closed in February 2009, and will remain closed until the replacement facility is completed.
We continue to look for acquisition candidates or development opportunities that fit our profile and market objectives.
Finally, I’d like to comment on the
Reimbursement Outlook.
Last week, CMS issued a draft regulation that, as written, would reduce Medicare payments to all skilled nursing facilities beginning October 1, 2009 by an estimated 1.2%. That’s the net effect of the market basket adjustment offset by a 3.3% reduction intended to restore budget neutrality to the RUGS refinement. This proposed rule is still subject to a comment period, and may change before it is adopted. As a reminder, the market basket adjustment is simply a calculation of the amount of revenue necessary to offset the cost increases incurred by the skilled nursing profession. We are disappointed in the proposed rule and are working within our profession organizations to prevent this rule from being enacted in its present form, but we cannot predict what changes may result.
At this time, I would like to turn the call over to our Chairman, Wally Olson.
Wally Olson:
Thank you Will. I’m pleased to speak with you today and wanted to share a few of my own insights into the Company.
First, I am pleased with funds from operations of $4.0 million in the first quarter. I wanted to share with you our evaluation of the priority for our Cash Flow. We carefully examine all alternatives available to us and select the ones that we feel will most benefit the company in the long run. Options include, but are not limited to capital improvements, purchase of additional shares of Advocat stock, acquisitions, debt payments and other uses. We review our options and revise our strategies with the Company’s long term success in mind. We currently have focused our investments on debt repayment and investments in our facilities. We believe other attractive development opportunities will emerge and we will evaluate those opportunities carefully in light of the attractive alternative of investing in Advocat shares.

At this time, I would like to comment on
Bristol’s proxy solicitation
As you may know, a shareholder, Bristol Investment Fund has informed Advocat of its intent to solicit proxies to elect two nominees as directors at the 2009 annual meeting instead of the reelection of the two directors nominated by the Company. We do not know if they will actually mail out their solicitation, but we wanted to address it briefly here. Given the SEC requirements on proxy solicitations, we will not be able to respond to questions about this on this call. Bristol states in its preliminary proxy that it believes that it is one of the largest shareholders of the Company and that is why its nominees should be elected. We believe that the current makeup of our Board of Directors is appropriate. Currently, our Directors own approximately 25% of our outstanding shares and our 2 largest shareholders are both currently Directors. In addition, our Directors have diverse backgrounds including broad experience in the health care field and public company governance. We do not believe that Bristol’s nominees add any interests or skills that are not already included in our Board of Directors. We recommend that you do not submit a proxy provided by Bristol, but instead submit the proxy solicited by our Board of Directors.
At this time, I will turn the call back to Will.
Will Council:
Thank you Wally.
At this point, I would ask [operator] to open the call up for questions.